Exhibit 99.1
RECENT DEVELOPMENTS
For the three months ended December 31, 2010, we estimate that our net revenue was between $260.0 million and $270.0 million compared to net revenue of $250.2 million for the three months ended December 31, 2009. The increase in net revenue was attributable to acquisitions that closed in fiscal 2010 and fiscal 2011 and organic growth, including growth related to new programs. Our preliminary estimate of net revenue for the three months ended December 31, 2010 may be materially different from our actual results for the period due to completion of review procedures, quarter-end adjustments and other developments that may arise between now and the time the financial results for the period are finalized.
Recent acquisitions
Subsequent to September 30, 2010, we acquired four companies complimentary to our business for total consideration of $3.3 million.
•	New Start Homes, Inc. On October 1, 2010, we acquired the assets of New Start Homes, Inc. (“New Start Homes”) for total consideration of $0.7 million. New Start Homes has operations in California and serves individuals with catastrophic spinal cord injuries. New Start Homes is included in the SRS segment.

•	ViaQuest. On October 26, 2010, we acquired the assets of ViaQuest Behavioral Health of Pennsylvania, LLC (“ViaQuest”) for total consideration of $1.1 million. ViaQuest has operations in Pennsylvania and serves individuals through transitional living, behavioral health rehabilitative services and alternative education programming. ViaQuest is included in the Human Services segment.

•	PhoenixHomes, Inc. On December 31, 2010, we acquired the assets of Phoenix Homes, Inc. (“Phoenix Homes”) for total consideration of $1.2 million. Phoenix Homes has therapeutic foster care operations in Maryland and Rhode Island and is included in the Human Services segment.

•	SunnySide Homes of Redwood Falls, Inc. On January 3, 2011, we acquired the assets of SunnySide Homes of Redwood Falls, Inc. (“SunnySide Homes”) for total consideration of $0.3 million. SunnySide Homes is comprised of two group homes in Minnesota and is included in the Human Services segment.